Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE THIRD

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COGENT BIOSCIENCES, INC.

Cogent Biosciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

(1)	The name of the Corporation is Cogent Biosciences, Inc.

(2)	The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2018 (the “Certificate of Incorporation”).

(3)

This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and adds a new provision to the Certificate of Incorporation.

(4)	The amendment to the existing Certificate of Incorporation being effected hereby is to add a new Article X to the Certificate of Incorporation that reads as follows:

ARTICLE X

LIMITATION OF LIABILITY OF OFFICERS

An officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except to the extent such exemption from liability, or limitation thereof, is not permitted under the DGCL.

If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of an officer, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article X by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an officer at the time of such amendment, repeal or modification.

(5)	This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer this 4th day of June, 2025.

COGENT BIOSCIENCES, INC.

By:	/s/ Andrew Robbins
Name:	Andrew Robbins
Title:	President and Chief Executive Officer

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